Exhibit 99.8(t)(5)

Amendment No. 5 to Fund Participation and Service Agreement

between

Pacific Life Insurance Company

Pacific Life & Annuity Company

American Funds Distributors, Inc.

American Funds Insurance Series

American Funds Service Company

and

Capital Research and Management Company

Pacific Life Insurance Company (“Pacific Life”) and Pacific Life & Annuity Company (“Pacific Life & Annuity,” and, together with Pacific Life, the “Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, have previously entered into a Fund Participation and Service Agreement dated October 1, 2013 (as amended to date, the “Agreement”).  The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.                                    The first sentence of Section 1a. is hereby deleted and replaced with the following:

“As distributor of the Series, AFD agrees to make Class 1, Class 2, Class 4, Class P1 and Class P2 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.”

2.                                    The first four sentences of Section 1c. are hereby deleted and replaced with the following:

“During the term of this Agreement, Insurance Company shall perform the administrative services (“Services”) set forth on Exhibit C hereto, as such exhibit may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 4 Shares, Class P1 shares and/or Class P2 shares of each Fund. In consideration of Insurance Company performing the Services, the Series agrees to pay Insurance Company an administrative services fee of .25% of the average daily net asset value of all Class 4 Shares, Class P1 Shares and Class P2 Shares of the Funds held by each Separate Account, payable quarterly, in arrears, pursuant to an Insurance Administrative Services Plan adopted by the Series.  The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter.  The fee will be calculated as the product of (a) the average daily net asset value of all Class 4 Shares, Class P1 Shares or Class P2 Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the quarter; and (c) the quotient of 0.0025 divided by 365.”

3.                                    The following language is added to the agreement:

4.                                    Insurance Company may designate in writing to CRMC another entity to perform the procedures set forth in this Agreement. Insurance Company agrees that they will be responsible for all obligations performed by any appointed designee pursuant to this Agreement as if Insurance Company performed such obligations.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of

September 1, 2020

PACIFIC LIFE INSURANCE COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/ Sharon Campbell
Name: Sharon Campbell
Title: Assistant Vice President

PACIFIC LIFE & ANNUITY COMPANY
for itself and on behalf of the Separate Accounts

By:	/s/ Sharon Campbell
Name: Sharon Campbell
Title: Assistant Vice President

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/ Timothy W. McHale
Name: Timothy W. McHale
Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Maria Thelma Manotok Pathria
Name: Maria Thelma Manotok Pathria
Title: Executive Vice President & Principal Executive Officer

AMERICAN FUNDS SERVICE COMPANY

By:	/s/ Kenneth R. Gorvetzian
Name: Kenneth R. Gorvetzian
Title: Authorized Signatory

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Maria Thelma Manotok Pathria
Name: Maria Thelma Manotok Pathria
Title: Executive Vice President & Principal Executive Officer